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                                                                    Exhibit 23.1





The Board of Directors
US Facilities Corporation:



We consent to the use of our report incorporated herein by reference in the Registration Statement on Form S-8 of US Facilities Corporation of our report dated February 6, 1996, relating to the consolidated balance sheets of US Facilities Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which report appears in the December 31, 1995 annual report on Form 10-K of US Facilities Corporation.

Our report dated February 6, 1996, contains an explanatory paragraph stating the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.



/s/ KPMG Peat Marwick LLP
Los Angeles, California
May 22, 1996